Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-171301 on Form S-3 and Registration Statement Nos. 333-42077, 333-68737, 333-56938, 333-59124, 333-76783, 333-92809, 333-54108, 333-75664, 333-103691, 333-105244, 333-111956, 333-115621, 333-115607, 333-115609, 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Nextel Corporation and subsidiaries of our report dated February 16, 2012, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Sprint Nextel Corporation for the year ended December 31, 2011.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2012